Exhibit 99.3

Press Release

Sepracor Presents At 22nd Annual JPMorgan Healthcare Conference and Highlights New Clinical Programs

MARLBOROUGH, Mass., Jan. 12 /PRNewswire-FirstCall/ — Sepracor Inc. (Nasdaq: SEPR) today announced that Timothy J. Barberich, Chairman and Chief Executive Officer of Sepracor Inc., presented at the 22nd Annual JPMorgan Healthcare Conference held at the Westin St. Francis Hotel in San Francisco today at 2:30 p.m. Pacific Time. The presentation was simultaneously webcast and can be accessed via Sepracor’s web site at www.sepracor.com. The presentation will be available for replay within 24 hours of the live presentation and will be archived for approximately two weeks.

Mr. Barberich’s presentation included the following:

•    A general overview of Sepracor’s commercial operations;

•    A discussion of the previously released data from the Phase III clinical program and an overview of the ongoing Phase IIIB studies for ESTORRA(TM) brand eszopiclone for the treatment of insomnia.  The ESTORRA New Drug Application (NDA) is currently under U.S. Food and Drug Administration (FDA) review and the FDA anticipates completion of its review on or before February 29, 2004;

•    An overview of the Phase III program for the XOPENEX(R) brand levalbuterol tartrate hydrofluoroalkane (HFA) metered-dose inhaler (MDI) for the treatment of bronchospasm in patients with reversible obstructive airway disease;

•    An overview of the Phase III program for arformoterol for the treatment of chronic obstructive pulmonary disease; and

•    A summary of the clinical programs that the company expects to advance during 2004.  These programs include (S)-amlodipine, SEP-0226330, SEP-0226332 and SEP-174559.

(S)-Amlodipine — In 2001, Sepracor submitted an Investigational New Drug Application (IND) to the FDA for (S)-amlodipine. Sepracor is investigating (S)-amlodipine as a potential treatment for hypertension and has conducted both Phase I and Phase II studies. Amlodipine, marketed by Pfizer Inc. as NORVASC(R), is the leading calcium antagonist approved for use for the treatment of hypertension and angina. Preclinical studies conducted by Sepracor have suggested that (S)-amlodipine may provide potential improvements over existing therapies. The evolving paradigms for hypertension treatment are focusing on the use of multiple mechanistic approaches as initial therapy, such as the use of calcium channel blockers (CCBs) with ACE (angiotensin converting enzyme) inhibitors or ARBs (angiotensin II receptor blockers). In 2004, the company plans to expand the (S)-amlodipine program to include development of (S)-amlodipine in combination with other mechanistic approaches for the treatment of hypertension.

SEP-0226330 — SEP-0226330 is a norepinephrine and dopamine reuptake inhibitor (NDRI). In 2001, Sepracor submitted an IND to the FDA, and in 2002, the company completed a Phase I clinical study of SEP-0226330. In 2004, the company intends to conduct a Phase II proof-of-concept study for the treatment of restless leg syndrome, a sleep disturbance that is reported to afflict up to 15 percent of the U.S. adult population. This compound may have advantages over currently used dopamine agonists in the treatment of restless leg syndrome.

SEP-0226332 — SEP-0226332 is an antagonist of 5-HT3, a serotonin receptor subtype in the brain. Sepracor intends to conduct a Phase II proof-of-concept study in support of SEP-0226332 for the treatment of sleep apnea. Obstructive sleep apnea (OSA) is a serious and potentially life-threatening condition. Sleep apnea affects approximately 15-20 million Americans and is characterized by brief interruptions of breathing during sleep, with, in some cases as many as 60 interruptions per hour. Currently, there are no pharmacological therapies indicated specifically for the treatment of sleep apnea. However, the pathogenesis of the disorder, which includes altered serotonin activity, suggests that patients with OSA may respond to drug therapy.

With the development of SEP-0226330, SEP-0226332 and ESTORRA, Sepracor is seeking to establish a strong portfolio of candidates for the treatment of sleep disorders.

SEP-174559 — SEP-174559 is a GABA-A antagonist with a selectivity profile that favors the alpha2 subunit of the GABA receptor. GABA-A refers to a specific neurotransmitter receptor in the central nervous system. In 2001, Sepracor submitted an IND to the FDA, and in 2002, the company completed a Phase I clinical study for SEP-174559. In 2004, the company intends to conduct Phase II proof-of-concept studies, which are expected to include trials for the treatment of anxiety, muscle spasm and spasticity. Preclinical data suggest that SEP-174559 has the potential to provide a rapid onset of action with less sedation than currently marketed anxiolytics for acute anxiety. It is estimated that approximately 39 million adults in the U.S. suffer from some form of anxiety disorder and approximately 37 million Americans suffer from back or neck pain, resulting in muscle spasm. An estimated 3 million Americans suffer from spasticity, a condition in which a patient’s muscles are in a state of continuous contraction, usually caused by damage to the portion of the brain or spinal cord that controls voluntary movement.

Sepracor is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy, potential benefits and successful development and regulatory approval of Sepracor’s pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to products under development; the timing and success of clinical trials, the timing and success of submission, acceptance and approval of Sepracor’s NDAs and other regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products and product candidates; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in Sepracor’s current report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2003.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.Estorra is a trademark and Xopenex is a registered trademark of Sepracor Inc. Norvasc is a registered trademark of Pfizer Inc.

For a copy of this release or any recent release, visit http://www.prnewswire.com/comp/780960.html or www.sepracor.com